UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) February 28, 1997



                              Thinking Tools, Inc.

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             (Exact name of registrant as specified in its charter)



          Delaware                    000-21295                  77-0361708

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(State or other jurisdiction         (Commission               (IRS Employer
      of incorporation)              File Number)            Identification No.)

               One Lower Ragsdale Drive, 1-250, Monterey, CA 93940

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          (Address of principal executive offices)           (Zip Code)

                                 (408) 373-8688

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               Registrant's telephone number, including area code

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          (Former name or former address, if changed since last report)
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ITEM 4. CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANTS

On February 28, 1997, the Board of Directors of the Registrant ("Thinking Tools, Inc." or the "Company") approved the dismissal of KPMG Peat Marwick LLP ("KPMG") as the Company's independent accountants and the engagement of Deloitte & Touche LLP ("Deloitte & Touche") as the Company's independent accountants. The report of KPMG on the Company's financial statements as of and for the two fiscal years ended December 31, 1995 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles, except as follows: KPMG's auditors' report, dated August 16, 1996, except for Note 13, which was dated as of August 28, 1996, on the financial statements of the Company as of and for the two fiscal years ended December 31, 1995 contained a separate paragraph stating that "the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern." Management's plans in regard to such matters were also described in Note 13 to such financial statements which included a discussion of a proposed public offering (the "Offering") of 1,400,000 shares of the Company's common stock. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

During the Company's fiscal year ended December 31, 1996, the Company received aggregate net proceeds of approximately $8.6 million as a result of the Offering. Approximately, $1,856,500 of the net proceeds of the Offering were used to retire indebtedness incurred in August 1996. The remainder of the net proceeds of the Offering were intended to be used to fund the Company's sales and marketing and product development efforts, and for working capital and general corporate purposes. The Company has not yet received a report from Deloitte & Touche on the Company's financial statements as of and for the two fiscal years ended December 31, 1996.

During the Company's two fiscal years ended December 31, 1995 and subsequent period through February 28, 1997, there were no disagreements between the Company and KPMG concerning any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

During the Company's two fiscal years ended December 31, 1995 and subsequent period through February 28, 1997, KPMG advised the Company's Board of Directors in a letter dated August 22, 1996 of two conditions which were considered by KPMG to be material weaknesses in the Company's system of internal control. The first condition concerned lack of qualified personnel in the Company's accounting and finance function and certain errors in financial reporting resulting therefrom. The second condition concerned errors in the application of software revenue recognition guidance under generally accepted accounting principles, and other errors in contract revenue recognition and billing. The Company has authorized KPMG to respond fully to any inquiries Deloitte & Touche may have concerning these matters.

Following the completion of the Offering, effective December 1, 1996, Philip F. Whalen, Jr. joined the Company as its President and Chief Executive Officer. Mr. Whalen has 26 years of sales, marketing and operations experience in high technology. The Company has also recently engaged an experienced Chief Financial Officer to strengthen the Company's management, particularly in the areas of accounting and finance.

The Company did not consult with Deloitte & Touche during the Company's two fiscal years ended December 31, 1995 and subsequent period through February 28, 1997 on the application of accounting principles to a specified transaction; the type of opinion that might be rendered on the Company's financial statements; any accounting, auditing or financial reporting issue; or any item that was either the subject of a disagreement or a reportable event as defined in Item 304 of Regulation S-K.

The Company provided KPMG with a copy of the disclosures contained herein and has filed as an exhibit hereto the response of KPMG to the disclosures set forth in this section.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit 16*: Letter from Registrant's prior independent accountants.

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* To be filed by amendment.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 Thinking Tools. Inc.
Date: March 7, 1997

                                                 /s/ Phillip F. Whalen, Jr.
                                                 Name: Phillip F. Whalen, Jr.
                                                 Title: President and CEO